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                                 Exhibit 99.4
                         Question and Answer Brochure





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- ------------------------------------------

STOCK OFFERING
QUESTIONS
AND ANSWERS

- ------------------------------------------




PS Financial, Inc.








THE SHARES OF COMMON STOCK BEING OFFERED
ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND
ARE NOT INSURED BY THE FEDERAL DEPOSIT
INSURANCE CORPORATION, THE BANK INSURANCE
FUND, THE SAVINGS ASSOCIATION INSURANCE
FUND OR ANY OTHER GOVERNMENTAL AGENCY.
THIS IS NOT AN OFFER TO SELL OR A
SOLICITATION OF AN OFFER TO BUY STOCK. THE
OFFER IS MADE ONLY BY THE PROSPECTUS.



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FACTS ABOUT CONVERSION


The Board of Directors of Preferred
Savings Bank ("Preferred Savings")
unanimously adopted a Plan of Conversion
(the "Conversion") to convert from a
federally chartered mutual savings bank
to a federally chartered stock savings
bank.

This brochure answers some of the most
frequently asked questions about the
Conversion and about your opportunity to invest in PS Financial, Inc., (the
"Holding Company"), the newly formed
corporation that will serve as holding
company for Preferred Savings following
the conversion.

Investment in the stock of PSB Holding
Company involves certain risks. For a
discussion of these risks and other
factors, investors are urged to read the accompanying Prospectus, especially the discussion under the heading "Risk
Factors".

WHY IS PREFERRED SAVINGS CONVERTING TO
STOCK FORM?
- --------------------------------------

The stock form of ownership is used by
most business corporations and an
increasing number of savings
institutions. Through the sale of stock, Preferred Savings will raise additional capital enabling it to:

support and expand its current financial and other services.

allow customers and friends to purchase
stock and share in the Holding Company's and Preferred Savings' future.



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WILL THE CONVERSION AFFECT ANY OF MY
DEPOSIT ACCOUNTS OR LOANS?
- ------------------------------------

No. The Conversion will have no effect
on the balance or terms of any savings
account or loan, and your deposits will
continue to be federally insured by the
Federal Deposit Insurance Corporation
("FDIC") to the maximum legal limit.
Your savings account is not being
converted to stock.

WHO IS ELIGIBLE TO PURCHASE STOCK IN
THE SUBSCRIPTION AND COMMUNITY
OFFERINGS?
- ------------------------------------

Certain past and present depositors of
Preferred Savings, the Holding Company's
Employee Stock Ownership Plan and
members of the general public.

HOW MANY SHARES OF STOCK ARE BEING
OFFERED AND AT WHAT PRICE?
- ----------------------------------

PS Financial, Inc. is offering up to
000,000 shares of common stock, subject
to adjustment as described in the
Prospectus, at a price of $10.00 per
share through the Prospectus.

HOW MUCH STOCK MAY I BUY?
- -------------------------

The minimum order is 25 shares. No
person, together with associates of and
persons acting in concert with such
person, may purchase more than $900,000
of the common stock sold.

DO MEMBERS HAVE TO BUY STOCK?
- -----------------------------

No. However, the Conversion will allow
Preferred Savings' depositors an
opportunity to buy stock and become
charter shareholders of the holding
company for the local financial
institution with which they do
business.



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How Do I ORDER STOCK?
You must complete the enclosed Stock
Order Form and the Certification Form
Instructions for completing your Stock
Order Form and Certification Form are
contained in this packet. Your order
must be received by 0:00 p.m. on XXX XX, 1996.

HOW MAY I PAY FOR MY SHARES OF STOCK?
First, you may pay for stock by check,
cash or money order. Interest will be
paid by Preferred Savings on these funds at the passbook rate, which is currently
0.00/o per annum, from the day the funds are received until the completion or termination of the Conversion. Second, you may authorize us to withdrawal funds from your Preferred Savings' savings account or certificate of deposit for the amount of funds you specify for payment. You will not have access to these funds from the day we receive your order until completion or termination of the Conversion.

CAN I PURCHASE SHARES USING FUNDS
IN MY PREFERRED SAVINGS IRA
ACCOUNT?
Federal regulations do not permit the
purchase of conversion stock from your
existing Preferred Savings IRA account.
To accommodate our depositors however,
we have made arrangements with an
outside trustee to allow such purchases.
Please call our Stock Information Center for additional information.



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WILL THE STOCK BE INSURED?
No. Like any other common stock, the
Holding Company's stock will not be
insured.

WILL DIVIDENDS BE PAID ON THE STOCK?
The Board of Directors of the Holding
Company will consider whether to pay a
cash dividend in the future, subject to
regulatory limits and requirements. No
decision has been made as to the amount
or timing of such dividends, if any.

How WILL THE STOCK BE TRADED?
The Holding Company's stock will trade
on the Nasdaq National Market under the
symbol "XXXX". However, no assurance can be given that an active and liquid market will develop.

ARE OFFICERS AND DIRECTORS OF
PREFERRED SAVINGS PLANNING TO
PURCHASE STOCK?
Yes! Preferred Savings' officers and
directors plan to purchase, in the
aggregate, $000,000 worth of stock or
approximately 0.00 % of the stock
offered at the midpoint of the offering
range.

MUST I PAY A COMMSSION?
No. You will not be charged a commission or fee on the purchase of shares in the Conversion.

SHOULD I VOTE?
Yes. Your "YES' vote is very important!

PLEASE V0TE, SIGN AND RETURN ALL
PROXYCARDS!



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WHY DID I GET SEVERAL PROXY CARDS?
If you have more than one account, you
could receive more than one proxy card,
depending on the ownership structure of
your accounts.

How MANY VOTES Do I HAVE?
Your proxy card(s) show(s) the number of votes you have. Every depositor entitled to vote may cast one vote for each $
1,000, or fraction thereof, on deposit
as of the voting record date.

MAY I VOTE IN PERSON AT THE SPECIAL
MEETING?
Yes, but we would still like you to sign and mail your proxy today. If you decide to revoke your proxy you may do so by giving notice at the special meeting.

FOR ADDITIONAL INFORMATION YOU MAY CALL
OUR STOCK INFORMATION CENTER BETWEEN
9:00 A.M. AND 5:00 P.M. MONDAY, TUESDAY
AND THURSDAY AND FRIDAY BETWEEN 9:00
A.M. AND 8:00 P.M.



           STOCK IONFORMATION
         CENTER (342) XXX-XXXX



           PSB Holding Company
         4800 South Pulaski Road
      Chicago. Illinois 60632-4195
          Phone: (312) 376-3800
           Fax: (312) 376-8222